Exhibit 4.5

ALLIS-CHALMERS ENERGY INC.

Notice to Clients of Stockholders Who Are Acting as Nominees

Up to 35,683,688 Shares of Common Stock Issuable Upon Exercise of Non-Transferable Warrants

Enclosed for your consideration is a prospectus supplement, dated June 2, 2009 (the “Prospectus Supplement”), relating to the issuance by Allis-Chalmers Energy Inc. (the “Company”) of non-transferable warrants (the “Warrants”) entitling stockholders of record as of 5:00 p.m., New York City time, on June 1, 2009 (the “Record Date”) to subscribe for an aggregate of 35,683,688 shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), on the terms and subject to the conditions described in the Prospectus Supplement.

The Company has allocated to you one non-transferable Warrant for each share of Common Stock held by us in your account as of the Record Date. The Warrants may be exercised at any time during the subscription period, which commences on June 5, 2009 and ends at 5:00 p.m., New York City time, on June 19, 2009, unless extended by the Company in its sole discretion (as it may be extended, the “Expiration Date”).

As described in the Prospectus Supplement, each Warrant entitles the holder thereof to purchase shares of Common Stock at the subscription price of $2.50 per share of Common Stock, and consists of a basic subscription right and an oversubscription right. The basic subscription right entitles Warrant holders to purchase one share of Common Stock at the subscription price for each Warrant held. The oversubscription right entitles Warrant holders who exercise their basic subscription right in full to purchase, at the subscription price, additional shares of Common Stock that are offered but not purchased by other Warrant holders. The maximum number of shares that a Warrant holder may purchase through his oversubscription right is 32% of the number of shares that he is entitled to purchase through his basic subscription right. If an insufficient number of shares is available to fully satisfy the oversubscription requests, the available shares will be sold pro rata among Warrant holders who exercise the oversubscription rights. The Warrants are evidenced by Warrant certificates (the “Warrant Certificates”).

Enclosed are copies of the following documents:

1. the Prospectus Supplement, dated June 2, 2009; and

2. a Beneficial Owner Election Form.

THE ENCLOSED MATERIALS ARE BEING FORWARDED TO YOU AS THE BENEFICIAL OWNER OF COMMON STOCK HELD BY US IN YOUR ACCOUNT BUT NOT REGISTERED IN YOUR NAME. ANY EXERCISE OF WARRANTS MAY ONLY BE MADE BY US AS THE RECORD OWNER OF SUCH COMMON STOCK AND PURSUANT TO YOUR INSTRUCTIONS.

Accordingly, we request instructions as to whether you wish us to subscribe for any of the shares of Common Stock which you are entitled to purchase pursuant to the terms and subject to the conditions set forth in the enclosed Prospectus Supplement. However, we urge you to read the Prospectus Supplement carefully before instructing us to exercise any Warrants. Your instructions to us should be forwarded as promptly as possible in order to permit us to exercise the Warrants on your behalf in accordance with the provisions of the offering. The offering will expire at 5:00 p.m., New York City time, on the Expiration Date. You will have no right to rescind your exercise after receipt of your payment of the subscription price, except as described in the Prospectus. Warrants not exercised at or prior to 5:00 p.m., New York City time, on the Expiration Date will expire.

If you wish to have us, on your behalf, exercise your Warrants to purchase any shares of Common Stock which you are entitled to purchase, please so instruct us by completing, executing and returning to us the Beneficial Owner Election Form included with this letter.

ANY QUESTIONS OR REQUESTS FOR ASSISTANCE CONCERNING THE OFFERING SHOULD BE DIRECTED TO GEORGESON INC., THE INFORMATION AGENT, TOLL-FREE AT THE FOLLOWING TELEPHONE NUMBER: (866) 577-4988.